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Event ID: 5353888

Culture: en-US

Event Name: Q1 2014 Hudson Global Inc Earnings Conference Call

Event Date: 2014-05-01T14:00:00 UTC

P: Operator;;

C: David Kirby;Hudson Global, Inc.;IR

C: Manolo Marquez;Hudson Global, Inc.;Chairman and CEO

C: Stephen Nolan;Hudson Global, Inc.;EVP and CFO

P: James Fronda;Sidoti & Company;Analyst

P: Mark Marcon;Robert W. Baird & Company, Inc.;Analyst

P: Ty Govatos;TG Research;Analyst

P: Andrew Fleming;Heartland Advisors;

+++ presentation

Operator^ Good morning. My name is Sun and I will be your conference operator today. At this time I would like to welcome everyone to the Hudson Q1 2014 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. Mr. David Kirby, you may begin your conference.

David Kirby^ Thank you, Sun. Good morning, everyone. Welcome to the Hudson Global conference call for the first quarter of 2014. Our call this morning will be led by Chairman and Chief Executive Officer Manolo Marquez, and Executive Vice President and Chief Financial Officer Stephen Nolan. Please be advised that, except for historical information, the statements made during the presentations constitute forward-looking statements under applicable securities laws. Such forward-looking statements involve certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These risks are discussed in our Form 8-K filed today and in our other filings made with the SEC. The Company disclaims any obligation to update any forward-looking statements.

During the course of this conference call, references will be made to non-GAAP terms such as EBITDA, and EBITDA reconciliation is included in our earnings release and quarterly slides, both posted on our website, Hudson.com. I encourage you to access these documents at this time. They are posted on the website under featured documents and serve as helpful reference guides during our speakers' remarks. I will now turn the call over to Manolo.

Manolo Marquez^ Thank you, David. Thank you all for joining our first-quarter 2014 earnings call. On our last earnings call, I spoke about the clear evidence of the advancement of our strategy. Our progress demonstrably increased in this first quarter with revenue and adjusted EBITDA both beating the top end of the ranges we provided in our outlook for this quarter.

First-quarter revenues were $162 million, above the range we have guided, and adjusted EBITDA loss was $2.1 million, again above the guidance range and a 57% improvement over the first quarter of 2013. Gross margin was $58 million, an increase of 2% over the first quarter of 2013 in constant currency.

Most importantly, each of our permanent recruitment business, RPO and talent management, delivered strong double-digit year-over-year gross margin growth in quarter one. We believe this demonstrates the benefits of a more focused approach to our business.

Our aim is to deliver significant and sustained value to our stockholders as a world-class global provider of talent solutions. Over the last two years we laid the foundation for consistent, high-quality, differentiated service for our clients and candidates; gross margin growth; sustainable profitability; and substantial improvement in value for our stockholders. We are seeing that foundation is starting to bear fruit as the trajectory of our financial performance has changed significantly over the past six months.

We are evolving Hudson from a Company that runs its regional operations mostly as an independent portfolio spread through a variety of practices and geographies and supported by ad-hoc systems and processes, to an aligned, efficient, and focused business, led by industry veterans who drive consistent, disciplined execution across our organization.

Our recent progress has been driven on the strong foundation we built and by the initiatives we launched through the last few quarters, most notably, first, investing in key recruitment offices and practices, those that present a greater opportunity for Hudson to win. Second, leveraging our prominent RPO position in Asia-Pacific and growing our footprint in Europe and the Americas to become a global RPO leader. Third, growing our talent management solutions through product innovation and cross-selling. Fourth, further improving the Company's process structure and efficiency of its support functions and infrastructure. And fifth, building a strong leadership team capable of retaining and attracting top talent.

Let me cover each of these points in more detail. First, investing in key recruitment offices and practices. Our permanent and contract recruitment business represents 64% of our gross margin. We carefully analyzed our practice and geography mix to focus our resources in those areas where we have strong leaders, a specialized capability, and clear opportunities to scale our business, in short, the areas where our potential to win market share is greatest.

Most of our investment is in Asia-Pacific and the UK, our largest recruitment markets, where we have a strong presence and a well-known brand. Both operations generated top-line year-over-year growth and substantial profitability improvement during the first quarter. In the first quarter alone, we increased our recruitment business fee earner population in those geographies by 8% or a net of 59 consultants. Over half of the consultants we hired are veteran recruiters from the industry, which should accelerate our speed to productivity and reinforce our recruiting top line trajectory.

In Continental Europe a sharper focus resulted in top-line growth in Belgium, France, the Netherlands, and Spain and, most importantly, a return to positive quarterly adjusted EBITDA in France after losing $2.8 million in 2013. Our long-term growth potential in Europe and Asia-Pacific is further bolstered by our specialized capabilities and proprietary assessment tools, which allow us to differentiate and tailor our solutions to help our clients address the most complex talent issues.

As we bring more focus to the highest potential area of our recruitment business, we have also explored alternatives for other parts of the business to ensure we are maximizing overall results. And after a careful analysis, the Board and management have made a strategic decision regarding our Legal eDiscovery business. While eDiscovery is a significant part of our Americas revenue stream and a profitable business for us, industry dynamics are shifting rapidly towards integrated technology and staffing solutions.

As part of our efforts to help ensure we get the greatest impact from every dollar we invest in the business, we have been evaluating whether we should invest in the technology required to win in this evolving eDiscovery space or explore a strategic sale so that we can allocate those dollars to our core recruitment, RPO, and talent management businesses. And after careful consideration our analysis showed that we expect more value in continuing to invest in the recruitment, RPO, and talent management businesses, and we have therefore retained Duff & Phelps, a leading investment bank in staffing and recruitment, to assist us in exploring a possible sale.

My second point was about leveraging on our prominent RPO position and the third one about growing our talent management solutions. These other two core businesses, RPO and talent management, also performed strongly in the first quarter and are on a positive trajectory. RPO grew 10% year-over-year in Q1 in constant currency and our RPO business represents 15% of our total Company gross margin now. We enjoy a strong competitive position in Asia-Pacific, where NelsonHall estimates we are the second largest player in the RPO market.

And we continue to make investments in the business in all three regions. During the past few months, eight industry veterans joined our RPO team in leadership roles across the globe. Our investment payoffs in RPO were most obvious in the Americas, where gross margin increased by 53% year-over-year in quarter one. RPO has now become the largest practice is in the Americas region on a gross margin basis.

Our talent management business grew 14% year-over-year in Q1 in constant currency. Talent management represents 14% of our total company gross margin. Hudson has more than 20 years of experience in talent management with a distinctive research and development center working with world-class universities and management schools and 150 licensed assessment consultants. We enjoy a particularly strong market position in Belgium and Australia with an estimated 15% and 17% market share, respectively, in those countries.

Our long-standing service excellence and overall reputation was recently rewarded in Belgium with the signing of a four-year engagement as the sole assessment partner to the European Commission, and in Australia with the two-year contract for the New South Wales Public Service Commission senior executive development program.

My fourth point was about further improving our Company's cost structure. During the last two years we have focused on achieving efficiencies in our operations and reducing our cost base. Our 2013 support process structure was $24 million or 19% less than 2011. We have committed to operating a leaner, more integrated support structure.

And to further progress in this area we have engaged AlixPartners, a premier consulting firm in the area of organization design and operational improvement. They will assist management in a comprehensive assessment of the Company's organization and operations. The engagement with AlixPartners is focused on identifying opportunities to better align our organization to support future growth and to further improve our operating efficiency and effectiveness.

And my fifth point was about a strong leadership team. We have significantly strengthened our management team, a critical component to the success of any business. Along with Stephen, 25 veteran leaders have come on board over the past year and a half including our CEOs of the Americas and Europe and our managing directors of Asia, UK, and France. This strengthened leadership team has brought added discipline to our business practices and is driving a performance-focused structure that has been essential to improving our results.

And in Q1 we continued to attract talent from competition to complement our existing teams across the world. Thanks to the progress that we are making at the Company and excitement about our new leadership team, the Company is proving to be a talent magnet, a great position for a professional services company where, more than anywhere else, you are only as good as your own people.

In summary, going forward in 2014, we will continue to cover first, invest in the practices and markets that present the most significant opportunity for profitable growth. Second, further identify and deliver greater efficiencies across the organization, particularly in our core areas, with the assistance of AlixPartners. And, fifth, explore a strategic sale of our eDiscovery business, assisted by Duff & Phelps.

We are excited about where we are today. The two-year foundation building has substantially progressed. The leadership team is in place and attracting the very best talent from the industry. We have experienced real progress in our performance for the past six months and expect a strong second-quarter to provide further evidence of our traction. Our services are delivering real, differentiated value to clients and candidates. And, most importantly, our business team is on its way toward delivering on our primary goal, sustained profitability and material value to our stockholders.

Stephen will now share more details on our financial performance and our outlook for the second quarter.

Stephen Nolan^ Thanks, Manolo. Thank you all for joining us this morning. I will begin with the overall results of the first quarter. Our revenue came in at $161.9 million, up 1.4% sequentially but down 1.4% year-over-year, both in constant currency.

Gross margin was $57.5 million, up 2.3% year-over-year and up 1.1% sequentially, both in constant currency. And our adjusted EBITDA was a $2.1 million loss, 57% improvement from a year ago and aligned with the fourth quarter of 2013.

Turning to regional and country performance, we delivered year-over-year gross margin growth in most of our business lines and geographies. Gross margin in our European businesses was up 5.4% year-over-year and 2% sequentially in constant currency. Year-over-year increase in gross margin was driven by strong perm placement and talent management results in the UK, France, Spain, and Belgium. In the Netherlands gross margin was flat as new project starts were offset by the completion of others.

Asia-Pacific had a strong first-quarter with year-over-year revenue growth in revenues and gross margins of 11% and 6%, respectively, in constant currency. The growth was driven by RPO, up 14%; talent management, up 35%; and China recruitment, up 18%. For the second consecutive quarter, our Asia-Pacific performance compared very favorably to most of our competitors.

Australia improvement was very slightly down in a tough market but grew 4% sequentially in the seasonally soft trading period. And we are starting to see some small signs of recovery in New Zealand.

In the Americas, gross margin was down 14% sequentially and 18% below first quarter last year. eDiscovery gross margin fell by 39% year-over-year with lower activity with existing clients plus recent new business wins plus recent new business wins were not as large as projects that ended in 2013.

The RPO team delivered an excellent performance with 53% year-over-year increase in gross margins driven by US and global clients.

Looking at our global business lines, RPO gross margin increased 10% year-over-year on the strength of significant growth in existing clients and new business wins in Australia, China, Hong Kong, US, while Europe declined as the number of contracts in the UK ended in 2013.

Talent management improved is gross margin 14% year-on-year in constant currency with strong performances in Australia, UK, and Spain.

Here are some additional data points for the first quarter. We incurred $100,000 in restructuring charges in the quarter. Our Q1 results included $500,000 of stock compensation compared to $700,000 a year ago. Our Q1 tax provision was a $500,000 charge as compared to a $200,000 credit a year ago. We ended the quarter with $22 million in cash and $36 million and available borrowing, totaling $58 million in liquidity.

In first-quarter 2014 operating cash flows were $13.6 million, of which $12.4 million was an increase in accounts receivable due to the higher sales. DSO at March 31, 2014, was 50 days compared to 51 days last March. We had $500,000 in borrowings at the quarter end.

Our credit facility with RBS expires in August and will not be renewed. We are having promising discussions with several banks to replace this facility.

Capital expenditure was $1.5 million in the quarter, of which $600,000 related to landlord-funded leasehold improvements in Melbourne and Perth. We expect 2014 CapEx of between $3 million and $5 million, and we will continue to be prudent with our capital investments.

As we consider our prospects for the balance of 2014, conditions remain challenging in some markets showing improving in our key European countries. We will continue to invest selectively in our improvement fee earner base in order to regain market share and grow the top line. Given the stable productivity levels we have experienced in our key markets recently, and the consistent historical pattern of meaningful revenue generation after six months in the market, the investments that we have made to date in our consultant population could generate a meaningfully positive return in the second half of 2014.

Our prospects are further bolstered by the strong pipelines we have built in our RPO and talent management businesses and the ramping up of new business won in the first quarter. In addition, as we work more closely with AlixPartners, we believe we can find additional opportunities to improve operating efficiencies and effectiveness across our businesses.

At this stage we cannot quantify the financial impact or timing of these potential actions. With all this in mind, our outlook for the second quarter is for revenue of between $165 million and $175 million at prevailing exchange rates, and adjusted EBITDA of between a $1 million profit and $1 million loss. This excludes about $1 million of proxy and strategic action costs. This revenue range translates to between 2% year-over-year growth and a 4% year-over-year decline. Regionally, I expect the Americas to like the guidance range, while Asia-Pacific should be in line and Europe should be ahead of the range.

Sun, Please open the line for Q&A.

+++ q-and-a

Operator^ (Operator Instructions) James Fronda.

James Fronda^ You guys cut a lot of cost out of the SG&A from 2012 to 2013. Do you have any sense of what that might look like going into 2014?

Stephen Nolan^ Well, it's tough because we are investing in our fee earner base. We continue to look for opportunities in our infrastructure, let's say. And we now have this work that we are in the early stages of without AlixPartners. So it's managed very carefully, both adds and opportunities for savings, I think still work to be -- or still, I think there's additional savings that we will get there.

James Fronda^ Okay, thank you.

Operator^ Mark Marcon.

Mark Marcon^ With regards to North America you mentioned that you expect it to lag relative to the overall guidance. Is it your expectation that it will decline sequentially in Q2?

Stephen Nolan^ On a revenue [that], no. We expect to see some pickup, Mark, from Q2 versus Q1.

Mark Marcon^ Like roughly $1 million or so?

Stephen Nolan^ Yes, I think, couple -- yes, $1 million to $2 million.

Mark Marcon^ And can you remind us what percentage of Hudson Americas is the legal business?

Manolo Marquez^ On gross margin terms, it's approximately one-third.

Mark Marcon^ One-third of gross margin?

Manolo Marquez^ Yes.

Mark Marcon^ And what percentage of revenue?

Stephen Nolan^ Right now it's running at about half.

Mark Marcon^ Great. And is it your expectation that that business is now at a stable base?

Stephen Nolan^ Yes. As we know, it's a lumpy business, right. So part of the results we’ve seen in the first quarter is a mix of new business wins, and there's probably six or seven new customers that we have won, and we see business coming in in the first quarter, offset by some quite large projects that we had in Q1 last year that ended. And we have our existing base.

So, I think what we are seeing at the moment is we will lag some of the history. We will continue to push hard on selling. And at the moment the weekly trends are stable.

Mark Marcon^ And regarding the announcement that you made on that business, when would you expect something to be consummated?

Stephen Nolan^ Can't really comment, Mark. We are starting the process now, and we will see how it goes.

Mark Marcon^ All right. And then with regards to Europe, it's nice progress there. Can you split out the UK relative to the Continent in terms of the revenue trends that you were seeing on a [CC] basis?

Stephen Nolan^ The UK is -- on a revenue basis it's reasonably flat. On a GM basis it was lower because of the mix of business. We have seen some strength in Scotland, is doing incredibly well still, as well as -- and in practices in England which we've talked about that we need to work on. So legal business is doing well. Our marketing communications department group is doing well. We are still seeing some softness in the financial services sector in England.

On the Continent it's France doing well, Spain doing well, Belgium back on track after a tough year last year. So it's pretty broad based.

Mark Marcon^ So they are all up on a year-over-year basis, on a constant currency basis?

Stephen Nolan^ Yes. The one that's flat at the moment is some projects ending, and the pipeline is good, is in Holland. That was --

Manolo Marquez^ That was the only one, but we did provide growth already last year. And Belgium, France, and Spain are all growing.

Stephen Nolan^ And then we have in our small businesses in Sweden and Eastern Europe that are not materially -- or they are not material overall to the results.

Mark Marcon^ Okay. And then based on the guidance that you were giving, I'm assuming that we should expect that, at least within Europe, we should continue to see a build with regards to the profitability?

Stephen Nolan^ Yes.

Mark Marcon^ Great, thank you.

Operator^ Ty Govatos.

Ty Govatos^ Just one question -- where were the upside revenue surprises for you in the quarter versus the guidance?

Stephen Nolan^ Actually, it came both from Asia-Pac in Europe. And we had a strong March, so that was the -- but it was pretty broad-based across those two big regions.

Ty Govatos^ Can you comment on what you are seeing in April?

Stephen Nolan^ I think part of it is that at the time our traction is continuing. We know we had quite a soft Q1 last year. So, I think we have to be careful that we are taking all of that into account. But so far, the traction we've seen in the first quarter and with the strong margins, Q2 is -- or at least April, I'm sorry, is moving up and along okay.

Manolo Marquez^ Plus in the area where we have more of a pipeline because there are projects that go for over a longer time like RPO and talent management, we did enter Q2 with a strong pipeline, too.

Ty Govatos^ Sounds good. Thanks an awful lot.

Operator^ (inaudible).

Andrew Fleming^ I wanted your commentary on the decision to engage Duff & Phelps. And I was curious why now and is that sale process limited to the eDiscovery business?

Manolo Marquez^ Yes. So currently we are focusing only on eDiscovery both in the US and in the UK. And as I have been saying always, we always look for opportunities [for you] to identify both where we should invest more in our core as well as our benefits for [pieces that are] less likely to present significant opportunities for meaningful and profitable growth.

And the way that -- why now rather than before -- well, there are two reasons for that. One is mostly about eDiscovery. The other one is mostly about RPO. RPO is becoming a high-growth opportunity and we are delivering great results. RPO today is the largest practice in gross margin terms in the Americas. eDiscovery is only one-third. Two years ago eDiscovery was 55%, over half of our gross margin in the Americas.

So it would be inconceivable two years ago to divest eDiscovery. Now it is. And then the trends that we are seeing in the eDiscovery space are more of an integrated solution that includes staffing and technology. We could have invested in building a technology solution, but we thought that those investment dollars would be paying off or happen more in RPO, recruitment, and talent management. And we think that our leading position in management review and staffing services in North America is of great value to somebody that has the complementary technology services. So, I think this is the best of both worlds. And also for our own people in eDiscovery, I think they will thrive in a different organization that has both technology and complementary staffing services.

Andrew Fleming^ Okay, thanks. So just so I'm clear, but the Duff & Phelps engagement is limited to the eDiscovery?

Manolo Marquez^ For now, yes. For now, yes, at this moment, it is.

Andrew Fleming^ Okay. And then I agree with you; it looks like you have some nice growth coming in from recruitment, RPO, and talent management. But the one kind of question mark I had is on contract recruiting. It continues to be fairly low margin. I'm just wondering what your thoughts are going forward, given the competitive pressures it looks like the Company is seeing there.

Stephen Nolan^ Well, it's an important part of our business. And it's what's in the market, and we will obviously find ways to service our clients in an effective and profitable way. So, I think that just -- it's a challenge that we have to deal with. And (multiple speakers) --.

Manolo Marquez^ And I'd like to make a specific point on that, concerning the contracting business in RPO because some of the margin analysis that you might do on contracting comes from contracting that we are doing through RPO that would decrease the average margin that you'll see on an overall contracting basis. So in RPO we are mainly focused on delivering permanent recruitment. That's our core. And 90% of our placements and our business in RPO is based on permanent recruitment.

But there are some clients, (inaudible) clients that they want a blended solution. They want just one-stop shopping for both permanent and contracting. So, we will be serving those clients with contracting solutions. The margin in that contracting RPO space is much lower than what you would see in regular contracting business. But because that solution is built on top of an existing volume permanent solution for those clients, it's highly profitable for us. So the bottom line is good.

Andrew Fleming^ And then I was also curious on the -- on a little more granular detail and what exactly AlixPartners will be doing.

Stephen Nolan^ Well, we started in the last few weeks. It's early stages. They are looking at the whole Company. They are --- talking to executives now in Asia-Pac and in Europe. They have been in the US and looking at our corporate. So it's a comprehensive review of the operation. They come, obviously, with a very professional approach and an insightful approach. And the work continues.

Manolo Marquez^ Yes, and I would add to that that we have done a lot of restructuring. When you -- and we have been sharing in past earnings calls -- we knew that our support cost structure was too heavy and too expensive. And it's a structure that comes from the original Hudson, which is the buildup of 67 boutiques run a decentralized way. And we have been creating shared services, we have been trimming out support. We were creating more of a regional approach [that is] a dispersed country approach and the way we support the business. We have done all that and we saved those $24 million in support cost in the last three years.

There is no low hanging fruit in restructuring, but the last phase is always the hardest. So, we wanted to make sure that we have a deep view of the way we are organized, that we have the organization completely aligned to the practices and the business lines that we have identified as core so that they can grow, and we want to do that with one of the best consultants in the market to help us grow through this last phase.

Andrew Fleming^ Okay. So do you see them as more focused on cost controls or revenue growth as their goal?

Manolo Marquez^ Both, both. It has to be the right platform for both. And we are not going to kind of assuring our path to success by just cutting costs. We need to have the right platform that is focused on areas that can grow. And everything else which is ancillary should go away.

Andrew Fleming^ Okay. And then, as you articulated, there will be some pluses and minuses on the top line as we continue through this year, the drag being eDiscovery. But with the positive trends that we are seeing in Europe, especially, do you think it's possible to exit this year with positive aggregate top line on a year-over-year basis?

Manolo Marquez^ Top-line growth? Yes, absolutely. And we have been starting to hire all those fee earners that, as I have mentioned, is 8% of our fee earners population just in UK and Asia-Pacific that we have loaded on the first quarter that are deemed to produce results on the second half of the year.

Andrew Fleming^ Okay. Just so I'm clear, so second half of this year we expect to demonstrate year-over-year growth?

Manolo Marquez^ Yes. Well, we are already --

Stephen Nolan^ We've got growth in Q1.

Manolo Marquez^ Yes. Already in Q1 --

Stephen Nolan^ Of 2% and -- you know. Again, the drag, as you said, at the moment is some of the eDiscovery.

Manolo Marquez^ In Q1, in spite of eDiscovery going down, the growth in Asia-Pacific and Europe has compensated for the drop in eDiscovery for a total 2% gross margin growth. And in recruitment, talent management, and RPO, we had double-digit growth only in Q1.

Our guidance range in Q2 includes already possible growth in Q2. And we certainly expect to get it better. Having said that, we need to continue being extremely focused on execution. We are in much better shape. We've got a strengthened leadership team. We have what we believe is the right plan to execute. We are concentrated on the core areas where we have more of the strength. We have all that.

But, as we have been saying in the past, the difficulties remain on the execution. And we cannot be destructive. We need to be very focused on executing in our plan.

Andrew Fleming^ Okay, thank you.

Operator^ (Operator Instructions) Mark Marcon.

Mark Marcon^ When is AlixPartners supposed to deliver their final recommendation? What's the timeline on that? And then how much do you anticipate that costing?

Stephen Nolan^ I think the work will continue into May, maybe June, Mark. So, I think that's this phase. And then obviously there's going to be a series of actions that, as a management team and with the Board, we will be looking at. So I think it's early to say at the moment the financial impact, particularly in 2014.

Mark Marcon^ I was thinking more about just the discrete expense related to --

Manolo Marquez^ Yes, so we have talked that in our press release. I think Stephen has also mentioned in his speech.

Stephen Nolan^ It's in Q2, Mark, at the moment, again for this phase.

Manolo Marquez^ So it's Q2 and it's, in total, $1 million including the cost related to the proxy fight as well as the strategic actions we are doing. So that's how we have (multiple speakers).

Mark Marcon^ So it includes -- so there’s a proxy plus Alix is $1 million?

Manolo Marquez^ Yes.

Mark Marcon^ Okay, got it.

Manolo Marquez^ So that's there. And also, to be also more clear about the impact, we want to start executing actions so that we have already impact in 2014.

Mark Marcon^ Great. Okay, and then with regards to -- you mentioned RBC briefly. Did you say that the credit agreement is going to be terminated?

Stephen Nolan^ It was expiring in August of this year and won't be renewed Mark, yes. So, we are now in discussion with several of the banks who have interest in replacing that facility.

Manolo Marquez^ So the agreement that we had with RBS was with RBS Americas. So we were not dealing with RBS in the UK for this credit facility, but it was the RBS America. And in the Americas, clearly, after the divestiture of eDiscovery we had a pattern of decline that doesn't belong to the portfolio where they want to focus.

So as a friendly way, we will not be renewing in August. We will have time to look for alternatives. We have already started to move on discovering further banks, including the banks where we have our current credit facilities in Europe and in Asia-Pac. And we've got very positive reactions from them. So we are confident we will be able to get something pretty soon.

Mark Marcon^ Okay. And then can you give us a sense for, on the eDiscovery business, what is the current -- if you annualized it on a sustainable basis, what is the current revenue run rate and EBITDA?

Stephen Nolan^ So on a -- the revenue is probably $70 million to $80 million range. And the EBITDA is a couple of million dollars.

Mark Marcon^ Okay, great. Thank you.

Operator^ (Operator Instructions) And there are no further audio questions at this time.

David Kirby^ Thank you, Sun. And thank you all for joining Hudson Global's first quarterly conference call. Our call today has been recorded and will be available on the investors section of our website, Hudson.com. Thank you. Have a great day.

Operator^ This concludes today's conference call. You may now disconnect.